SUBJECT TO COMPLETION AND MODIFICATION

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-888-227-2275 EXT 2663.

Term Sheet

BMW Vehicle Lease Trust 2009-1

Issuing Entity

BMW Auto Leasing LLC

Depositor

BMW Financial Services NA, LLC

Sponsor, Servicer and Administrator

$2,000,000,000 ASSET BACKED NOTES

•

The issuing entity’s main sources for payment of the notes will be lease payments generated by a portfolio of retail lease contracts and the proceeds from the sale of the BMW passenger cars and BMW light trucks currently leased under those contracts.

•

The notes are asset backed securities and represent the obligations of the issuing entity only and do not represent the obligations of or an interest in the sponsor, the depositor or any of their affiliates.  Neither the notes nor the retail lease contracts are insured or guaranteed by any government agency.

•

Credit enhancement for the notes consists of overcollateralization and the reserve fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this term sheet and the attached prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Initial Principal Balance (1)	Interest Rate	Accrual Method	Expected Final Payment Date	Final Scheduled Payment Date	Initial Price to Public	Underwriting Discount	Proceeds to Depositor(2)
Class A-1 Notes	$347,000,000%		Actual/360	January 15, 2010	June 15, 2010%		%	%
Class A-2 Notes	$600,000,000%		30/360	September 15, 2010	April 15, 2011%		%	%
Class A-3 Notes	$933,000,000%		30/360	August 15, 2011	March 15, 2012%		%	%
Class A-4 Notes	$120,000,000%		30/360	September 15, 2011	August 15, 2013%		%	%
Total	$2,000,000,000					$	$	$

(1)

The aggregate initial principal balance of the notes will be $2,000,000,000.

(2)      Before deducting expenses expected to be $________.

The issuing entity will pay interest and principal on the notes on the 15th day of each month (or, if the 15th day is not a business day, the next business day). The first payment date, which is the first expected distribution date for purposes of Item 1102(g) of Regulation AB, will be July 15, 2009.  The notes will not be listed on any securities exchange.  Currently, there is no public market for the notes.

On the closing date, the notes will constitute “eligible collateral” under the Term Asset-Backed Securities Loan Facility (“TALF”) provided by the Federal Reserve Bank of New York, subject to certain considerations described in the Initial Free-Writing Prospectus described herein.  If you intend to pledge your notes as collateral for a loan from the Federal Reserve Bank of New York under TALF (a “TALF loan”), you should consult with your financial and legal advisers regarding the program requirements of, eligibility for, and related legal and economic risks in connection with, TALF loans.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The information in this free-writing prospectus supplements and supersedes any information to the contrary contained in the prior free-writing prospectuses, each dated as of May 26, 2009, relating to the notes.

We expect that delivery of the notes, in book-entry form, will be made to investors through The Depository Trust Company against payment in immediately available funds, on or about June 9, 2009.

Underwriters

Barclays Capital	J.P. Morgan

Co-Managers

Citi

RBC Capital Markets

RBS

SOCIETE GENERALE

May 29, 2009

The Information in this Term Sheet

This term sheet supplements and revises, and should be read in conjunction with, the initial free-writing prospectuses, each dated May 26, 2009 (together, the “Initial Free-Writing Prospectus”).  To the extent that any information varies between this term sheet and the Initial Free-Writing Prospectus, you should rely on the information in this term sheet.  In addition to the specific changes to the Initial Free-Writing Prospectus that are set forth below, all changes set forth below apply globally to the Initial Free-Writing Prospectus.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Initial Free-Writing Prospectus.

Description of the Assets

The primary assets of the Issuing Entity will consist of the SUBI Certificate, which represents the beneficial interest in a pool of closed-end BMW leases, the related BMW leased vehicles and related assets, including the right to receive Monthly Payments under the Specified Leases and the amounts realized from sales of the related Specified Vehicles, together with amounts in various accounts, including a Reserve Fund.

The information presented in the Initial Free-Writing Prospectus was based on a statistical portfolio.  References in the Initial Free-Writing Prospectus to the statistical portfolio are superseded by reference to the portfolio of Specified Leases and Specified Vehicles allocated to the 2009-1 SUBI as of the Cutoff Date, or deleted as appropriate.  For example, references to what percentage certain Specified Leases and the related Specified Vehicles represented of the Aggregate Securitization Value of the Specified Leases and related Specified Vehicles in the statistical pool as of the Cutoff Date in the Initial Free-Writing Prospectus under “Risk Factors—The concentration of leased vehicles to particular models could negatively affect the pool assets” and “Risk Factors—The geographic concentration of the specified leases and performance of the specified leases and related specified vehicles may increase the risk of loss on your investment” are replaced by references to the percentage that such leases and related vehicles represent of the actual Specified Leases and Specified Vehicles allocated to the 2009-1 SUBI as of the Cutoff Date.  For the relevant percentages for this information see “The Specified Leases—Characteristics” in this term sheet.  Similarly, the language under the heading “Risk Factor—This free-writing prospectus provides information regarding the characteristics of the specified leases and the related specified vehicles in the statistical portfolio as of the cutoff date, which may differ from the characteristics of the specified leases and the related specified vehicles sold to the issuing entity on the closing date” is deleted in its entirety.

As of the Closing Date, the Specified Leases and the related Specified Vehicles selected from the Vehicle Trust's portfolio for allocation to the 2009-1 SUBI will consist of a pool of 70,854 Leases and the related leased vehicles that had an Aggregate Securitization Value (based on the Securitization Rate) as of the Cutoff Date of $2,631,580,519.24.

As of the Cutoff Date, the portfolio of the S pecified Leases presented in this term sheet had the following characteristics:

•

the discounted aggregate Residual Value (based on the Securitization Rate) of the Specified Leases being financed was $1,581,688,931.12 (which is approximately 60.10% of the Aggregate Securitization Value);

•

the weighted average original number of Monthly Payments of the Specified Leases was 34 months; and

•

the weighted average remaining number of Monthly Payments of the Specified Leases was 24 months.

The “Securitization Rate” for any Specified Lease and the related Specified Vehicle is 9.25%.

Capitalization of the Issuing Entity

The following table illustrates the approximate expected assets of the Issuing Entity as of the Closing Date.

2009-1 SUBI Certificate	$2,631,580,519
Reserve Fund	$13,157,903
Total	$2,644,738,422

The following table illustrates the approximate capitalization of the Issuing Entity as of the Closing Date, as if the issuance and sale of the Notes had taken place on that date:

Notes	$2,000,000,000
Overcollateralization	$631,580,519
Total	$2,631,580,519

The “Initial Note Balance” will equal $2,000,000,000, the aggregate principal balance of the four classes of asset-backed Notes issued by the Issuing Entity.

The Specified Leases

General

The Specified Leases and the related Specified Vehicles selected from the Vehicle Trust’s portfolio will consist of a pool of 70,854 Leases that had an Aggregate Securitization Value as of the Cutoff Date of $2,631,580,519.24.  The Aggregate Securitization Value for any date will mean an amount calculated as of the close of business on such day equal to the sum of the Securitization Values of all Specified Leases.  For more information regarding how the Securitization Value for each Specified Lease is calculated, you should refer to “The Specified Leases—Calculation of the Securitization Value of the Specified Leases” in the Initial Free-Writing Prospectus.

For purposes of TALF, as of the Cutoff Date, the weighted average FICO Score of the User-Lessees of the Specified Leases and Specified Vehicles was 754. Under the TALF methodology, the weighted average FICO score includes FICO scores for accounts for which no FICO score is available and assigns the minimum FICO score of 300 to such accounts.  See “Annex C—TALF Considerations” in the Initial Free-Writing Prospectus.

Characteristics

Composition of the Portfolio of the Specified Leases
(As of the Cutoff Date)

Aggregate Securitization Value	$2,631,580,519.24
Number of Specified Leases	70,854
Aggregate ALG Residual Value	$1,908,293,826.30
Aggregate of ALG Residual Values as a Percentage of Aggregate Securitization Value	72.52%
Aggregate of Discounted ALG Residual Value as a Percentage of Aggregate Securitization Value	60.10%
Percentage BMW Passenger Cars(1)	79.89%
Percentage BMW Light Trucks(1)	20.11%

	Average	Minimum	Maximum

Securitization Value	$37,140.89	$16,736.39	$118,038.51
Original Number of Monthly Payments	34(1)	24	60
Remaining Number of Monthly Payments	24(1)	6	41
Seasoning	10(1)	1	23
ALG Residual Value	$26,932.76	$12,330.25	$85,694.40

____________________________________

(1)  Weighted by Securitization Value as of the Cutoff Date.

Distribution of the Specified Leases by Aggregate Securitization Value as of the Cutoff Date

As of the Cutoff Date, the distribution of the Specified Leases by Aggregate Securitization Value was as follows:

Aggregate Securitization Value as of the Cutoff Date	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
$10,000.00 - $19,999.99	56	0.08%	$ 1,082,104.16	0.04%
$20,000.00 - $29,999.99	22,153	31.27	582,374,105.32	22.13
$30,000.00 - $39,999.99	25,814	36.43	899,658,371.89	34.19
$40,000.00 - $49,999.99	13,644	19.26	600,104,990.13	22.80
$50,000.00 - $59,999.99	5,979	8.44	324,070,210.26	12.31
$60,000.00 - $69,999.99	2,047	2.89	131,565,990.90	5.00
$70,000.00 - $79,999.99	711	1.00	52,890,393.60	2.01
$80,000.00 - $89,999.99	289	0.41	24,316,821.12	0.92
$90,000.00 - $99,999.99	133	0.19	12,525,466.38	0.48
greater than or equal to $100,000.00	28	0.04	2,992,065.49	0.11
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

____________________________________

(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by Original Term to Maturity

As of the Cutoff Date, the distribution of the Specified Leases by the term to original maturity was as follows:

Original Term to Maturity (months)	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
13 – 24	10,328	14.58%	$ 407,089,157.80	15.47%
25 – 36	57,777	81.54	2,124,033,634.86	80.71
37 – 48	2,745	3.87	100,191,785.89	3.81
49 – 60	4	0.01	265,940.70	0.01
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

____________________________________

(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Leases by Remaining Term to Maturity

As of the Cutoff Date, the distribution of the Specified Leases by the number of months until the Maturity Date was as follows:

Remaining Term to Maturity (months)	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
1 – 12	5,154	7.27%	$ 203,781,342.43	7.74%
13 – 24	24,321	34.33	877,634,919.81	33.35
25 – 36	41,247	58.21	1,542,651,935.35	58.62
37 – 48	132	0.19	7,512,321.65	0.29
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

_______________________

(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Vehicles by State

As of the Cutoff Date, the distribution of the Specified Vehicles based on the state in which the related Specified Vehicle is titled, was as follows:

State	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
California	19,797	27.94%	$ 739,650,705.35	28.11%
New York	10,857	15.32	404,979,314.94	15.39
Florida	10,087	14.24	370,270,928.62	14.07
New Jersey	7,454	10.52	270,114,698.43	10.26
Pennsylvania	2,902	4.10	104,005,892.78	3.95
Massachusetts	2,056	2.90	73,293,003.29	2.79
Illinois	1,788	2.52	70,569,977.31	2.68
Connecticut	1,820	2.57	66,071,472.70	2.51
Georgia	1,624	2.29	60,602,646.84	2.30
Ohio	1,622	2.29	59,030,453.55	2.24
Virginia	1,173	1.66	44,949,065.13	1.71
Arizona	1,227	1.73	44,657,294.05	1.70
North Carolina	1,117	1.58	42,261,423.76	1.61
Michigan	1,168	1.65	42,195,092.10	1.60
Maryland	981	1.38	38,969,471.69	1.48
Texas	851	1.20	36,642,069.89	1.39
Other	4,330	6.11	163,317,008.81	6.21
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

_______________________

(1) Percentages may not add to 100.00% due to rounding.

No state other than California, New York, Florida and New Jersey accounts for 5% or more of the Aggregate Securitization Value of the Specified Leases and the related Specified Vehicles as of the Cutoff Date.  Adverse economic conditions in any of these states may have a disproportionate impact on the performance of the Specified Leases and Specified Vehicles. See “Risk Factors—The geographic concentration of the specified leases and performance of the specified leases and related specified vehicles may increase the risk of loss on your investment” in the Initial Free-Writing Prospectus.

Distribution of the Specified Vehicles by Model

As of the Cutoff Date, the distribution of the Specified Vehicles by model was as follows:

Model	Number of Specified Leases	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
3 Series	30,319	42.79%	$ 970,545,571.99	36.88%
5 Series	16,804	23.72	647,367,209.13	24.60
6 Series	2,753	3.89	178,874,599.79	6.80
7 Series	4,807	6.78	259,825,642.28	9.87
X3	6,124	8.64	166,378,740.49	6.32
X5	8,104	11.44	342,300,593.79	13.01
X6	354	0.50	20,659,213.76	0.79
Z4	1,589	2.24	45,628,948.01	1.73
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

_______________________

(1) Percentages may not add to 100.00% due to rounding.

Distribution of the Specified Vehicles by Year and Quarter of Maturity

As of the Cutoff Date, the distribution of the Specified Vehicles based on the year and quarter of maturity was as follows:

Quarter of Maturity	Number of Specified Vehicles	Percentage of Total Number of Specified Leases(1)	Aggregate Securitization Value as of the Cutoff Date	Percentage of Aggregate Securitization Value as of the Cutoff Date(1)
2009 4th Quarter	227	0.32%	$ 8,591,646.64	0.33%
2010 1st Quarter	2,599	3.67	101,036,771.33	3.84
2010 2nd Quarter	5,844	8.25	220,831,231.85	8.39
2010 3rd Quarter	10,229	14.44	350,307,368.24	13.31
2010 4th Quarter	3,615	5.10	133,524,428.55	5.07
2011 1st Quarter	2,633	3.72	104,559,999.53	3.97
2011 2nd Quarter	9,735	13.74	368,445,754.85	14.00
2011 3rd Quarter	12,478	17.61	455,902,312.06	17.32
2011 4th Quarter	12,856	18.14	472,316,554.35	17.95
2012 1st Quarter	10,426	14.71	404,541,447.32	15.37
2012 2nd Quarter	149	0.21	7,525,881.93	0.29
2012 3rd Quarter	63	0.09	3,997,122.60	0.15
Total:	70,854	100.00%	$2,631,580,519.24	100.00%

_______________________

(1) Percentages may not add to 100.00% due to rounding.

Weighted Average Lives of the Notes

The tables below were prepared on the basis of certain assumptions regarding the Specified Leases and Specified Vehicles, including that:

•

all Monthly Payments are timely received and no Specified Lease is ever delinquent;

•

the interest on the Class A-1 Notes is 1.16% based on an actual/360 day count, on the Class A-2 Notes is 2.56% based on a 30/360 day count, on the Class A-3 Notes is 3.28% based on a 30/360 day count and on the Class A-4 Notes is 4.23% based on a 30/360 day count;

•

no Reallocation Payment is made in respect of any Specified Lease;

•

there are no losses in respect of the Specified Leases;

•

distributions of principal of and interest on the Notes are made on the 15th of each month, whether or not the day is a Business Day;

•

the Servicing Fee is 1.00% per annum (or in the case of the initial Collection Period, is 2/12th of 1.00% of the initial Aggregate Securitization Value);

•

the Reserve Fund is funded with an amount equal to the Initial Deposit;

•

the Residual Value for each Specified Vehicle is received one month after the maturity date of the related Specified Lease;

•

all prepayments are prepayments in full; and

•

the Closing Date is June 9, 2009.

No representation is made as to what the actual levels of losses and delinquencies on the Specified Leases will be. Because payments on the Specified Leases will differ from those used in preparing the following tables, distributions of principal of the Notes may be made earlier or later than as set forth in the tables. Investors are urged to make their investment decisions on a basis that includes their determination as to anticipated prepayment rates under a variety of the assumptions discussed herein.

The following tables set forth the percentages of the unpaid principal amount of the Notes that would be outstanding after each of the dates shown, based on a prepayment rate equal to 0%, 50%, 75%, 100%, 150% and 200% of the Prepayment Assumption. As used in the table, “0% Prepayment Assumption” assumes no prepayments on a Specified Lease, “50% Prepayment Assumption” assumes that a Specified Lease will prepay at 50% of the Prepayment Assumption, and so forth.

Percentage of Class A-1 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2009	75.24%	72.52%	71.11%	69.68%	66.75%	63.69%
August 15, 2009	63.36%	59.15%	56.98%	54.77%	50.21%	45.46%
September 15, 2009	51.45%	45.68%	42.71%	39.67%	33.40%	26.85%
October 15, 2009	39.53%	32.13%	28.31%	24.41%	16.32%	7.86%
November 15, 2009	28.57%	19.35%	14.58%	9.69%	0.00%	0.00%
December 15, 2009	19.75%	8.79%	3.11%	0.00%	0.00%	0.00%
January 15, 2010	10.78%	0.00%	0.00%	0.00%	0.00%	0.00%
February 15, 2010	0.97%	0.00%	0.00%	0.00%	0.00%	0.00%
March 15, 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	0.34	0.30	0.28	0.27	0.24	0.22
Weighted Average Life to Call (years)(2)(3)	0.34	0.30	0.28	0.27	0.24	0.22

_________________________

(1)

Percentages assume that no Optional Purchase occurs.

(2)

The weighted average life of the Class A-1 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)

The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this term sheet, a 75% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-1 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-2 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 15, 2009	100.00%	100.00%	100.00%	100.00%	99.75%	93.59%
December 15, 2009	100.00%	100.00%	100.00%	98.43%	91.44%	84.08%
January 15, 2010	100.00%	98.89%	95.08%	91.17%	83.04%	74.45%
February 15, 2010	100.00%	92.22%	87.89%	83.44%	74.17%	64.36%
March 15, 2010	94.93%	85.60%	80.75%	75.76%	65.34%	54.30%
April 15, 2010	81.38%	71.27%	66.01%	60.59%	49.27%	37.24%
May 15, 2010	67.84%	57.01%	51.36%	45.54%	33.37%	20.39%
June 15, 2010	52.49%	41.06%	35.08%	28.93%	16.01%	2.23%
July 15, 2010	41.67%	29.54%	23.19%	16.64%	2.88%	0.00%
August 15, 2010	23.05%	10.57%	4.03%	0.00%	0.00%	0.00%
September 15, 2010	4.55%	0.00%	0.00%	0.00%	0.00%	0.00%
October 15, 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	1.07	1.01	0.97	0.93	0.86	0.79
Weighted Average Life to Call (years)(2)(3)	1.07	1.01	0.97	0.93	0.86	0.79

________________________

(1)

Percentages assume that no Optional Purchase occurs.

(2)

The weighted average life of the Class A-2 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)

The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this term sheet, a 75% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-2 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-3 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	92.38%
August 15, 2010	100.00%	100.00%	100.00%	98.24%	89.10%	79.29%
September 15, 2010	100.00%	94.73%	90.43%	85.99%	76.61%	66.53%
October 15, 2010	88.72%	80.53%	76.23%	71.77%	62.37%	52.21%
November 15, 2010	75.28%	67.15%	62.86%	58.43%	49.03%	38.86%
December 15, 2010	68.96%	60.58%	56.16%	51.58%	41.85%	31.28%
January 15, 2011	64.35%	55.66%	51.07%	46.30%	36.17%	25.10%
February 15, 2011	60.05%	51.05%	46.29%	41.34%	30.79%	19.22%
March 15, 2011	56.63%	47.23%	42.24%	37.04%	25.89%	13.55%
April 15, 2011	49.54%	39.95%	34.84%	29.48%	17.90%	4.82%
May 15, 2011	43.16%	33.33%	28.05%	22.49%	10.29%	0.00%
June 15, 2011	30.91%	21.31%	16.10%	10.57%	0.00%	0.00%
July 15, 2011	19.18%	9.83%	4.72%	0.00%	0.00%	0.00%
August 15, 2011	8.81%	0.00%	0.00%	0.00%	0.00%	0.00%
September 15, 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	1.82	1.73	1.69	1.64	1.55	1.45
Weighted Average Life to Call (years)(2)(3)	1.82	1.73	1.69	1.64	1.55	1.45

__________________________

(1)

Percentages assume that no Optional Purchase occurs.

(2)

The weighted average life of the Class A-3 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)

The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this term sheet, a 75% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-3 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

Percentage of Class A-4 Note Balance Outstanding(1)

Payment Date	Prepayment Assumption
	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 15, 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 15, 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 15, 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 15, 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 15, 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 15, 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 15, 2011	100.00%	100.00%	100.00%	100.00%	100.00%	69.43%
June 15, 2011	100.00%	100.00%	100.00%	100.00%	86.08%	0.00%
July 15, 2011	100.00%	100.00%	100.00%	93.93%	0.00%	0.00%
August 15, 2011	100.00%	98.08%	59.14%	16.93%	0.00%	0.00%
September 15, 2011	66.79%	3.16%	0.00%	0.00%	0.00%	0.00%
October 15, 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(2)	2.32	2.27	2.23	2.19	2.09	1.99
Weighted Average Life to Call (years)(2)(3)	2.32	2.27	2.18	2.18	2.09	1.93

__________________________

(1)

Percentages assume that no Optional Purchase occurs.

(2)

The weighted average life of the Class A-4 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)

The weighted average life to call assumes that an Optional Purchase occurs (i) at the earliest possible opportunity and is exercised on such Payment Date and (ii) before giving effect to any payment of principal required to be made on that Payment Date.

In calculating the expected final payment date shown on the cover to this term sheet, a 75% Prepayment Assumption was utilized.  The actual Payment Date on which the Class A-4 Notes are paid in full may be before or after this date depending on the actual payment experience of the Specified Leases.

TALF Considerations

The weighted average life to maturity of each class of Notes (assuming 75% of the Prepayment Assumption, as described under “Weighted Average Lives of the Notes”) will be five years or less.  The weighted average life to maturity for the Notes calculated in accordance with the TALF prepayment assumptions is as follows:

Class	Weighted Average Life to Maturity
Class A-1 Notes	0.28
Class A-2 Notes	0.97
Class A-3 Notes	1.69
Class A-4 Notes	2.23

Use of Proceeds

The net proceeds from the sale of the Notes, which equal the proceeds of the public offering minus expenses relating thereto in the amount of $______, together with the net proceeds from the private placement of the Certificates, will be applied by the Issuing Entity to acquire the SUBI Certificate from the Depositor.  The Depositor will then use the proceeds paid to the Depositor by the Issuing Entity to pay BMW LP the purchase price for the SUBI Certificate and to make the required deposit to the Reserve Fund.

Plan of Distribution

Subject to the terms and conditions set forth in an underwriting agreement relating to the Notes, the Depositor has agreed to sell to the underwriters named below, for whom Barclays Capital Inc. is acting as representative, and the underwriters have agreed to purchase, severally but not jointly, the following principal amounts of the Notes.

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Barclays Capital Inc.	$	$	$	$
J.P. Morgan Securities Inc.	$	$	$	$
Citigroup Global Markets Inc	$	$	$	$
RBC Capital Markets Corporation.	$	$	$	$
RBS Securities Inc.	$	$	$	$
SG Americas Securities, LLC	$	$	$	$
Total	$347,000,000	$600,000,000	$933,000,000	$120,000,000

The underwriting agreement provides, subject to conditions precedent, that the underwriters will be obligated to purchase all the Notes if any are purchased. The underwriting agreement provides that if there is an event of default by an underwriter, in some circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Depositor has been advised that the underwriters propose initially to offer the Notes to the public at the respective offering prices set forth on the cover hereof and to certain dealers at such prices less a selling concession not to exceed the percentage of the principal amount of the Notes set forth below, and that the underwriters may allow and such dealers may reallow a reallowance discount not to exceed the percentage of the principal amount of the Notes set forth below.  After the initial public offering of the Notes, the public offering prices and concessions referred to in this paragraph may change.

Class of Notes	Selling Concession	Reallowance Discount
Class A-1%		%
Class A-2%		%
Class A-3%		%
Class A-4%		%

The Depositor and BMW FS have jointly and severally agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.  In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may engage in various financial advisory, investment banking and commercial banking transactions from time to time with BMW FS and its affiliates.

The Notes are new issues of securities with no established trading market.  The Depositor has been advised by the underwriters that they intend to make a market in the Notes as permitted by applicable laws and regulations.  The underwriters are not obligated, however, to make a market in the Notes, and that market-making may be discontinued at any time without notice at the sole discretion of the underwriters.  Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes of any class.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions.  Overallotment involves sales in excess of the offering size which creates a short position for the underwriters.  Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes.  Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.  Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions.  If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Upon receipt of a request by an investor who has received an electronic prospectus from an underwriter or a request by that investor’s representative within the period during which there is an obligation to deliver a prospectus, BMW FS, the Depositor or the underwriters will promptly deliver, or cause to be delivered, without charge, a paper copy of the prospectus.

BMW Auto Leasing LLC Depositor	BMW Vehicle Lease Trust 2009-1 Issuing Entity
TERM SHEET
BMW Financial Services NA, LLC Sponsor, Administrator and Servicer	Underwriters Barclays Capital J.P. Morgan Co-Managers Citi RBC Capital Markets RBS SOCIETE GENERALE
May 29, 2009